Nowigence™

Date: 28th December 2018

To
**HDFC Bank Limited**
15th Cross, Margosa Road,
Malleshwaram,
Bangaluru – 560 003

Dear Sir,

**Sub: Purchase of 9998 equity shares of Nowigence India Private Limited**

We **NOWIGENCE INC**, a company incorporated in the United States of America under registration number 452891478 and having its registered office at 418, Broadway 3rd Floor, Albany, NY 12207 (the Purchaser) have agreed to purchase 9998 equity shares of Rs. 10 each of Nowigence India Private Limited (CIN U74999UP2016PTC087632) having its registered office at Plot No A-14, 7th Floor, Eco Towers Sector 125 Noida, Gautam Buddha Nagar Uttar Pradesh- 201301 from Ms. Alka Ramachandra Shenai at a price of Rs. 67.78 (Indian Rupees Sixty-Seven and Paise Seventy-Eight Only) per share for a total consideration of Rs.677,665 (Indian Rupees six lakhs seventy-seven thousand six hundred and sixty five only).

Nowigence India Private Limited is engaged in the business of software development (NIC Code 62099) in which 100% foreign direct investment (FDI) is permitted as per the Foreign Exchange Management (Transfer or Issue of Security by a Person Resident Outside India) Regulations 2000, as amended from time to time (the Consolidated FDI Policy).

We hereby undertake/ declare that we are eligible to acquire 9998 (nine thousand nine hundred and ninety-eight) equity shares of Rs 10 each of Nowigence India Private Limited as mentioned above under Consolidated FDI policy, existing as on date and the existing sectoral limits and the pricing guidelines in respect thereof have been complied with.

This undertaking has been issued in compliance of A. P. (DIR Series) Circular No. 16 dated October 4, 2004, as amended from time to time, issued by the Reserve Bank of India.

Yours faithfully,
For **NOWIGENCE INC**

Anoop Bhatia
President & CEO

Nowigence™

**Consent Letter**

Date: 28th December 2018

To
**HDFC Bank Limited**
15th Cross, Margosa Road,
Malleshwaram,
Bangaluru – 560 003

Dear Sir,

**Sub: Purchase of 9998 equity shares of Nowigence India Private Limited**

We **NOWIGENCE INC**, a company incorporated in the United States of America under registration number 452891478 and having its registered office at 418, Broadway 3rd Floor, Albany, NY 12207 (the Purchaser) have agreed to purchase 9998 equity shares of Rs.10 each of Nowigence India Private Limited (CIN U74999UP2016PTC087632)having its registered office at Plot No A-14, 7th Floor, Eco Towers Sector 125 Noida, Gautam Buddha Nagar Uttar Pradesh- 201301from Ms. Alka Ramchandra Shenai at a price of Rs. 67.78 (Indian Rupees Sixty-Seven and Paise Seventy-Eight Only) per share for a total consideration of Rs.677,665 (Indian Rupees six lakhs seventy-seven thousand six hundred and sixty-five only).

This letter may be treated as the consent letter for the purposes of filing Form FC-TRS with the Reserve Bank of India for the said transaction.

Yours faithfully,
For NOWIGENCE INC

Anoop Bhatia
President & CEO

**Nowigence Inc., 418 Broadway, Albany, NY 12207**
www.nowigence.com I Email: anoop.bhatia@nowigence.com

# SHARE PURCHASE AGREEMENT

Dated 28th December, 2018

BETWEEN

NOWIGENCE INC

AND

ALKA RAMCHANDRA SHENAI

This Agreement is made this 28th day of December 2018 between:

**ALKA RAMCHANDRA SHENAI, wife of Ramchandra Shenai** Indian Inhabitant, having PAN AKLPS2253E and Aadhar 270155175674, residing at B 105, Renaissance Park 3, 1st Main, Subramanya Nagar, Malleshwaram West, Bangaluru North, Bangaluru– 560055 (hereinafter referred to as "**Transferor**" which expression shall be deemed to mean and/or include its successors in business and permitted assigns) of the FIRST PART; and

**NOWIGENCE INC**, a company incorporated in the United States of America and having its registered office at 418, Broadway 3rd Floor, Albany, NY 12207 (hereinafter referred to as "**Acquirer**", which expression shallbe deemed to mean and/or include his legal heirsand assigns)of the SECOND PART;

(Collectively hereinafter referred to as "theParties" and individually "Party").

**WHEREAS** the Transferor, is the legal and beneficial owners of 9,998 equity shares of Nowigence India Private Limited (CIN U74999UP2016PTC087632) a company incorporated under the Companies Act, 1956 and having its registered office at Plot No A-14, 7th Floor, Eco Towers Sector 125 Noida, Gautam Buddha Nagar Uttar Pradesh- 201301(hereinafter called "Nowigence India") and such shares constitute ninety nine point nine eight percent (99.98%) of the total issued and paid up equity share capital of Nowigence India.

**AND WHEREAS** the Transferor has agreed to sell to the Acquirer and the Acquirer has agreed to purchase from the Transferor the said 9,998 equity shares of Nowigence India (hereinafter called "Sale Shares"), as on the date of this Agreement, on the terms and conditions mentioned hereunder.

**NOW FOR GOOO AND VALUABLE CONSIDERATION AND THE MUTUAL COVENANTS CONTAINED HEREIN, THE RECEIPT AND ADEQUACY OF WHICH ARE HEREBY ACKNOWLEDGED, IT IS HEREBY AGREED BY AND AMONGST THEPARTIES AS FOLLOWS:**

1. **Agreement to Sell and Purchase**

(a)As on the date of this agreement the Transferor agrees to sell, transfer, convey and deliver to the Acquirer, and the Acquirer agrees to purchase, acquire and accept from the Transferor the SaleShares, including all rights, title and interest of the Transferor in and to such shares, together with all benefits and rights attaching thereto, free and clear of all encumbrances and other limitations and restrictions (including the right to sell or otherwise dispose of the Sale Shares) effective immediately on the date of this agreement;

(b)The Transferor will deliver share transfer forms to Nowigence India duly completed and executed within thirty (30) days from the dateof this Agreement;

(c)The aggregate purchase consideration for the Sale Shares is Rupees six lakhs seventy seven thousand six hundred and sixty five only (Rs.677,665) calculated at Rupees sixty seven and paise seventy eight only (Rs.67.78) per share, payable by the Acquirer to the Transferor within five (5) business days from lodging of the share transfer forms with Nowigence India. (d)Any taxes related to the transaction envisaged in this Agreement shall be borne solely and exclusively by the Acquirer.

(e)After the transfer of Sale Shares in the name of Acquirer, Acquirer shall be solely responsible for all pending and future liabilities of Nowigence India;

2.**Representations**

(a)The Transferor hereby represent to the Acquirer that:

(i) the Transferor has due legal and regulatoryapprovals / authorizations to execute this Agreement and to perform its obligations under this Agreement and to Consummate the transactions contemplated herein;

(ii)the execution and delivery of this agreement and the consummation of the transactions contemplated herein will not violate or result in breach of any terms or conditions of, or constitute a default under, any contract or agreement (whether or not written) or other obligations to which it is bound or any applicable laws.

(iii)the Acquirer as an Overseas Corporate Body as defined under the Indian Foreign Exchange Management (Deposit) Regulations, 2000;

(iv)the Acquirer is not included in the adverse list of the Reserve Bank of India ("RBI");

(b)The Acquirer hereby represents to the Transferor that:

(i) The Acquirer has due corporate, legal and regulatoryapprovals / authorizations to execute this Agreement andto perform its obligations under this Agreement and to Consummate the transactions contemplated herein;

(ii)the execution and delivery of this agreement and the consummation of the transactions contemplated herein will not violate or result in breach of any terms or conditions of, or constitute a default under, any contract or agreement (whether or not written) or other obligations to which it is bound or any applicable laws.

3.**Breach of Contract**

Any claim by either Party on account of breach of anyrepresentations contained herein shall be restricted to the actual losses suffered and, where relevant,the raising of such claim shall also be subject to prudent principles of materiality.

**4. Governing Law and Jurisdiction**

The Agreement shall be governed by and constructed in accordance with the laws of India and the courts of Bangaluru, Karnataka all have non-exclusive jurisdiction. All disputes and differences that may arise between the Parties hereto in regard to this Agreement, the carrying out of the terms and conditions of this Agreement and/or the interpretation thereof or in any way whatsoever in connection therewith shall be referred to a Sole Arbitrator agreed upon by all the disputing parties hereto, in accordance with the provisions ofthe Arbitration and Conciliation Act, 1996 and its statutory modifications for the time being in force. The Arbitration proceedings shall be held in Bangaluru, Karnataka.

5.**Notices**

Any notice provided for in this Agreement shall be in writing and shall beeither by (i) transmitted by facsimile transmission; or (ii) prepaid registered post with acknowledgement due; or (iii) by internationally recognized courier service, in the manner, as elected by the Party giving such notice.

6.**Miscellaneous Provisions**

(a)**Reservation of Rights**

No forbearance, indulgence or relaxation or inaction by any Party at any time to require performance of any of the provisions of this Agreement shall in any way affect, diminish or prejudice the right of such Party to require performance of this provision, and any waiver or acquiescence by any Party of any breach of any of the provisions of this Agreement shall not be construed as a waiver or acquiescence of any continuing or succeeding breach of such provisions, a waiver of any right under or arising out of this Agreement or acquiescence to or recognition of rights other than that expressly stipulated in this Agreement.

(b)**Co-operation**

The Parties acknowledge and agree that, they shall use their reasonable efforts to cause the transactions contemplated by this Agreement to be effected, subject to the provisions of this Agreement.

(c)**Cumulative Rights**

All remedies of either Party under this Agreement whether provided herein or conferred by statute, civil law, common law, custom or trade usage, are cumulative and not alternative and may be enforced successively or concurrently.

(d)**Partial Invalidity**

If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceableto any extent, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Any invalid or unenforceable provision of this Agreement shall be replaced with a provision, which is valid and enforceable and most nearly reflects the original intent of the unenforceable provision.

(e)**Amendments**

No modification or amendment of this Agreement and no waiver of any of the terms or conditions hereof shall be valid or binding unless made in writing and duly executed by all the Parties.

(f)**Assignment**

This Agreement and the rights and liabilities hereunder shall bind and inure to the benefit of the respective successor in business of the Parties hereto.

(g)**Relationship**

None of the provisions of this Agreement shall be deemed to constitute a partnership between the Parties hereto and no Party shall have any authority to bind the other Party otherwise than under this Agreement or shall be deemed to be the agent of the other in any way.

(h)**Public announcements**

No Party to this Agreement shall make any disclosure or announcements about the subject matter of this Agreement to any Person without the prior written consent of the other Parties or as required under applicable laws.

(i)**Execution in Counterparts**

This agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

(j)**Entire Agreement**

This Agreement sets forth the entire Agreement and understanding between the parties as to the subject matter hereof and supersedes all communications, negotiations, commitments and writings prior to the date hereof pertaining to the subject matter of this Agreement.

(k)**Authorization**

The person signing this Agreement on behalf of the Parties represent and covenant that they have the authority to so sign and execute this document on behalf of the Parties for whom they are signing.



**IN WITNESSS WHEREOF** the parties hereto have executed these presents the day and year first hereinabove written.

SIGNED AND DELIVERED

BYTHE WITHINNAMED Transferor

**ALKA RAMCHANDRA SHENAI**

In the presence of:

Witness:

Name: ________

SIGNED AND DELIVERED

BY THE WITHINNAMED Acquirer

**NOWIGENCE INC**

By its Corporate Director

ANOOP BHATIA [signature]

In the presence of: Alexander Goldberg

Witness: Alexander Goldberg [signature]

Name: Alexander Goldberg

8 Patrick Place, Waterford NY 12188